Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.89 per Unit
Adjusted Diluted Net Income of $0.89 per Unit
Cash Distribution of $0.89 per Unit

Nashville, TN, October 28, 2021 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2021.
“AB’s differentiated investment solutions, combined with our strength in global distribution, continued to deliver for our clients," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Net inflows were $7.2 billion, or 4% annualized organic growth. All three client channels posted net inflows, for the fourth time in the last five quarters, driven by strong organic growth in active equities (including ESG) and municipals. Investment performance strengthened, with 70% or more of fixed income and equity assets outperforming on a 1-, 3- and 5-year basis. On a year-over-year basis, our adjusted operating margin of 31.8% expanded by 210 basis points, and adjusted earnings per unit and distributions to Unitholders increased by 29%."

(US $ Thousands except per Unit amounts)	3Q 2021	3Q 2020	% Change	2Q 2021	% Change
U.S. GAAP Financial Measures
Net revenues	$1,092,832	$900,038	21.4%	$1,076,822	1.5%
Operating income	$279,650	$217,146	28.8%	$283,623	(1.4%)
Operating margin	25.7%	24.1%	160 bps	26.0%	(30 bps)
AB Holding Diluted EPU	$0.89	$0.70	27.1%	$0.91	(2.2%)

Adjusted Financial Measures (1)
Net revenues	$883,598	$726,997	21.5%	$881,635	0.2%
Operating income	$280,716	$216,225	29.8%	$279,171	0.6%
Operating margin	31.8%	29.7%	210 bps	31.7%	10 bps
AB Holding Diluted EPU	$0.89	$0.69	29.0%	$0.91	(2.2%)
AB Holding cash distribution per Unit	$0.89	$0.69	29.0%	$0.91	(2.2%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$742.2	$630.8	17.7%	$738.4	0.5%
Average AUM	$747.4	$624.3	19.7%	$722.6	3.4%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

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Bernstein continued, "The retail channel drove record gross sales, with net inflows accelerating sequentially to $6.6B, or 9% organic growth driven by 19% growth in active equity services, positive for the 18th straight quarter, and 23% organic growth in municipals. Institutional grew slightly as fixed income flows turned positive, while our institutional pipeline of $20.6 billion reflected increasingly diverse mandates, and an annualized fee base of $60 million. Private Wealth grew modestly, now positive for the fourth of the last five quarters. Bernstein Research revenues grew over both prior periods reflecting solid global institutional trading volumes."

Bernstein concluded, "Despite positive returns for the S&P 500 in the quarter, periods of volatility emerged that could persist, with markets adopting a more sober assessment of the outlook. Fiscal and monetary policy decisions remain a key element in evaluating future asset returns. Amidst this backdrop, our investment teams remain focused on selectively identifying quality long-term investments for our client base. Our increasingly diversified offerings are meeting with success amongst a broad range of clients, with whom we remain fully invested in helping reach their financial goals.”

The firm’s cash distribution per Unit of $0.89 is payable on November 24, 2021, to holders of record of AB Holding Units at the close of business on November 8, 2021.
Market Performance
U.S. and global equity and fixed income market returns were mixed during the third quarter of 2021.

S&P 500 Total Return	0.6%
MSCI EAFE Total Return	(0.4)
Bloomberg Barclays US Aggregate Return	0.1
Bloomberg Barclays Global Aggregate ex US Index Return	(1.6)
Bloomberg Barclays Global High Yield Index	(0.4)
Bloomberg Barclays U.S. Corporate High Yield Index	0.9

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2021 were $742.2 billion, up $3.8 billion, or 1%, from June 30, 2021 and up $111.4 billion, or 18%, from September 30, 2020.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 9/30/2021	$327.5	$298.8	$115.9	$742.2
Net Flows for Three Months Ended 9/30/2021:
Active	$0.3	$6.8	$(0.4)	$6.7
Passive	(0.1)	(0.2)	0.8	0.5
Total	$0.2	$6.6	$0.4	$7.2

Total net inflows were $7.2 billion in the third quarter, compared to net inflows of $6.2 billion in the second quarter of 2021, and net inflows of $3.1 billion in the prior year third quarter. Prior period AXA S.A. ("AXA") redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	3Q 2021	3Q 2020	2Q 2021
	(in billions)
AXA redemptions	$—	$2.2	$1.3
Net Inflows excluding AXA redemptions	$7.2	$5.3	$7.5

Institutional channel third quarter net inflows of $0.2 billion compared to net inflows of $0.9 billion in the second quarter of 2021. Institutional gross sales of $2.6 billion decreased sequentially from $17.6 billion. The decrease is primarily due to the second quarter of 2021 including $8.7 billion in sales and $10.0 billion in redemptions associated with Equitable Holding’s sale to Venerable Holdings of its legacy variable annuity assets, for which AB remained the preferred investment manager. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $20.6 billion at September 30, 2021 from $17.8 billion at June 30, 2021.

Retail channel third quarter net inflows of $6.6 billion compared to net inflows of $5.2 billion in the second quarter of 2021, driven by continued expansion in active equities. Retail gross sales of $25.6 billion increased sequentially from $23.8 billion, driven by growth in sales of active equities and taxable fixed income.
Private Wealth channel third quarter net inflows of $0.4 billion compared to net inflows of $0.1 billion in the second quarter of 2021. Private Wealth gross sales of $4.1 billion increased sequentially from $3.6 billion.
Our ending AUM at September 30, 2021, of which 2.8% remains investments by AXA, reflects $13.1 billion in outflows resulting from AXA S.A's redemption of certain low-fee fixed income mandates, including redemptions of $11.8 billion in 2020 and $1.3 billion during the nine months ended September 30, 2021. We expect new redemptions by AXA of low-fee retail AUM in the first half of 2022 of approximately $5 billion.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Third quarter net revenues of $1.1 billion increased 21% from $900 million in the third quarter of 2020. Higher investment advisory base fees, distribution revenues, Bernstein Research revenues and performance-based fees were partially offset by investment losses compared to investment gains in the prior year third quarter.
Sequentially, net revenues of $1.1 billion increased 2% from the second quarter of 2021. Higher investment advisory base fees, distribution revenues and Bernstein Research revenues were partially offset by lower performance-based fees and investment losses compared to investment gains in the prior period.
Third quarter Bernstein Research revenues of $113 million increased 15% compared to the prior year third quarter and increased 7% sequentially. The increase from the prior year third quarter was driven by higher customer trading activity and research payments across all regions. The sequential increase was driven by higher trading commissions due to increased customer activity.
Expenses
Third quarter operating expenses of $813 million increased 19% from $683 million in the third quarter of 2020. Higher total employee compensation and benefits expense, promotion and servicing expenses and general and administrative ("G&A") expense were partially offset by lower amortization of intangibles. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions, fringes and other employment costs, largely driven by higher revenues. Promotion and servicing expenses increased due to higher distribution related payments, transfer fees, marketing expenses, travel and entertainment and amortization of deferred sales commissions, offset by lower trade execution costs. During the third quarter ended September 30, 2020, we experienced cost savings in travel and entertainment and marketing expense primarily driven by COVID-19. These expense items have since increased as business activity has started to normalize, and we expect business activity, and these expenses, to continue to normalize through the remainder of 2021 and future periods, subject to the extent to which COVID-19 continues to impact markets and our business. Within G&A, the increase was driven by higher technology fees, office-related expenses and portfolio servicing fees, partially offset by lower professional fees.
Sequentially, operating expenses increased 3% from $793 million, primarily driven by higher promotion and servicing expenses, partially offset by total employee compensation and benefits expense. Promotion and servicing expenses increased due to higher distribution related payments. Employee compensation and benefits expense decreased due to lower incentive compensation and fringes, offset by higher commissions, other employment costs and base compensation.
Operating Income, Margin and Net Income Per Unit
Third quarter operating income of $280 million increased 29% from $217 million in the third quarter of 2020 and the operating margin of 25.7% in the third quarter of 2021 increased 160 basis points from 24.1% in the third quarter of 2020.
Sequentially, operating income decreased 1% from $284 million in the second quarter of 2021 and the operating margin of 25.7% decreased 30 basis points from 26.0% in the second quarter of 2021.
Third quarter diluted net income per Unit was $0.89 compared to $0.70 in the third quarter of 2020 and $0.91 in the second quarter of 2021.

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Non-GAAP Earnings
This section discusses our third quarter 2021 non-GAAP financial results, compared to the third quarter of 2020 and the second quarter of 2021. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Third quarter adjusted net revenues of $884 million increased 22% from $727 million in the third quarter of 2020. Investment advisory base fees, Bernstein Research revenues and performance-based fees were all higher.
Sequentially, adjusted net revenues of $884 million were essentially flat from the second quarter of 2021. Higher investment advisory base fees and Bernstein Research revenue were partially offset by lower performance-based fees.
Expenses
Third quarter adjusted operating expenses of $603 million increased 18% from $511 million in the third quarter of 2020. Higher total employee compensation and benefits, G&A expense and promotion and servicing expenses were partially offset by lower amortization of intangibles. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions, fringes and other employment costs, largely driven by higher revenues. Within G&A, the increase was driven by higher technology fees, office-related expense and portfolio servicing fees. Promotion and servicing expenses increased due to higher marketing expense, transfer fees, travel and entertainment and trade execution costs. The increase in travel and entertainment and marketing expense is primarily a result of prior-period cost savings associated with the COVID-19 pandemic. We expect these costs to continue to increase through the remainder of 2021 and further normalize in 2022, as the pandemic recedes.

Sequentially, adjusted operating expenses of $603 million were essentially flat from the second quarter of 2021. Higher G&A expenses were partially offset by lower total employee compensation and benefits expense. Within G&A, the increase is attributable to higher technology fees and office-related expenses, partially offset by a relocation incentive credit and lower professional fees. Employee compensation and benefits expense decreased due to lower incentive compensation and fringes, partially offset by higher commissions and other employment costs.
Operating Income, Margin and Net Income Per Unit
Third quarter adjusted operating income of $281 million increased 30% from $216 million in the third quarter of 2020, and the adjusted operating margin of 31.8% increased 210 basis points from 29.7%.
Sequentially, adjusted operating income of $281 million increased 1% from $279 million and the adjusted operating margin of 31.8% increased 10 basis points from 31.7%.
Third quarter adjusted diluted net income per Unit was $0.89 compared to $0.69 in the third quarter of 2020 and $0.91 in the second quarter of 2021.

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Headcount

As of September 30, 2021, we had 4,050 employees, compared to 3,869 employees as of September 30, 2020 and 4,005 as of June 30, 2021.
Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)
Total amount of AB Holding Units Purchased (1)	1.0	0.3	2.9	2.5
Total Cash Paid for AB Holding Units Purchased (1)	$50.0	$6.8	$125.7	$54.4
Open Market Purchases of AB Holding Units Purchased (2)	0.9	0.2	2.3	2.4
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$44.9	$6.7	$103.7	$51.8
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2021 Earnings Conference Call Information
Management will review Third Quarter 2021 financial and operating results during a conference call beginning at 8:30 a.m. (CDT) on Thursday, October 28, 2021. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer; Ali Dibadj, Chief Financial Officer and Head of Strategy; Ajai Kaul SVP and CEO, Asia Pacific; and Catherine Burke, Chief Operating Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 1536007.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of third quarter 2021 financial and operating results on October 28, 2021.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for two weeks. An audio replay of the conference call will also be available for two weeks. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 1536007.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2020 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2021, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.1% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.7% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2021	3Q 2020	% Change	2Q 2021	% Change

GAAP revenues:
Base fees	$758,524	$623,593	21.6%	$723,717	4.8%
Performance fees	18,273	6,946	163.1	53,907	(66.1)
Bernstein research services	113,340	98,514	15.0	105,655	7.3
Distribution revenues	170,612	135,693	25.7	155,538	9.7
Dividends and interest	8,794	9,070	(3.0)	8,658	1.6
Investments (losses) gains	(2,724)	1,106	n/m	4,181	n/m
Other revenues	26,973	26,583	1.5	25,900	4.1
Total revenues	1,093,792	901,505	21.3	1,077,556	1.5
Less: interest expense	960	1,467	(34.6)	734	30.8
Total net revenues	1,092,832	900,038	21.4	1,076,822	1.5

GAAP operating expenses:
Employee compensation and benefits	433,928	357,821	21.3	435,707	(0.4)
Promotion and servicing
Distribution-related payments	187,411	148,380	26.3	167,761	11.7
Amortization of deferred sales commissions	8,731	7,434	17.4	8,236	6.0
Trade execution, marketing, T&E and other	47,428	41,220	15.1	46,571	1.8
General and administrative	132,064	119,318	10.7	131,324	0.6
Contingent payment arrangements	838	813	3.1	838	—
Interest on borrowings	1,280	1,073	19.3	1,241	3.1
Amortization of intangible assets	1,502	6,833	(78.0)	1,521	(1.2)
Total operating expenses	813,182	682,892	19.1	793,199	2.5

Operating income	279,650	217,146	28.8	283,623	(1.4)

Income taxes	16,029	9,089	76.4	12,480	28.4

Net income	263,621	208,057	26.7	271,143	(2.8)

Net (loss) income of consolidated entities attributable to non-controlling interests	(1,074)	81	n/m	3,573	n/m

Net income attributable to AB Unitholders	$264,695	$207,976	27.3	$267,570	(1.1)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2021	3Q 2020	% Change	2Q 2021	% Change

Equity in Net Income Attributable to AB Unitholders	$95,921	$73,874	29.8%	$97,407	(1.5)%
Income Taxes	7,245	6,875	5.4	6,490	11.6
Net Income	88,676	66,999	32.4	90,917	(2.5)

Additional Equity in Earnings of Operating Partnership (1)	2	14	(85.7%)	8	(75.0)%
Net Income - Diluted	$88,678	$67,013	32.3	$90,925	(2.5)
Diluted Net Income per Unit	$0.89	$0.70	27.1	$0.91	(2.2)
Distribution per Unit	$0.89	$0.69	29.0	$0.91	(2.2)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	3Q 2021	3Q 2020	% Change	2Q 2021	% Change
AB L.P.
Period-end	270,935,464	268,362,084	1.0%	271,994,122	(0.4)%
Weighted average - basic	271,594,269	268,537,856	1.1%	272,344,036	(0.3)
Weighted average - diluted	271,597,666	268,564,862	1.1%	272,356,270	(0.3)
AB Holding L.P.
Period-end	98,754,148	96,174,568	2.7%	99,808,806	(1.1)%
Weighted average - basic	99,409,649	96,349,686	3.2%	100,158,720	(0.7)
Weighted average - diluted	99,413,046	96,376,692	3.2%	100,170,954	(0.8)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2021
($ Billions)
Ending and Average	Three Months Ended
	9/30/21	9/30/20
Ending Assets Under Management	$742.2	$630.8
Average Assets Under Management	$747.4	$624.3

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$329.1	$293.7	$115.6	$738.4
Sales/New accounts	2.6	25.6	4.1	32.3
Redemption/Terminations	(2.9)	(15.0)	(3.6)	(21.5)
Net Cash Flows	0.5	(4.0)	(0.1)	(3.6)
Net Flows	0.2	6.6	0.4	7.2
Investment Performance	(1.8)	(1.5)	(0.1)	(3.4)
End of Period	$327.5	$298.8	$115.9	$742.2

Three-Month Changes by Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$256.7	$69.5	$252.3	$54.0	$9.3	$96.6	$738.4
Sales/New accounts	17.2	0.5	8.8	3.3	0.4	2.1	32.3
Redemption/Terminations	(9.3)	(0.2)	(9.2)	(1.8)	(0.1)	(0.9)	(21.5)
Net Cash Flows	(3.1)	(0.6)	0.5	—	(0.1)	(0.3)	(3.6)
Net Flows	4.8	(0.3)	0.1	1.5	0.2	0.9	7.2
Investment Performance	(1.2)	(0.1)	(1.5)	(0.2)	—	(0.4)	(3.4)
End of Period	$260.3	$69.1	$250.9	$55.3	$9.5	$97.1	$742.2

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$4.8	(0.3)	$4.5
Fixed Income	1.6	0.2	1.8
Alternatives/Multi-Asset Solutions (2)	0.3	0.6	0.9
Total	$6.7	$0.5	$7.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$225.4	$164.9	$113.3	$503.6
Non-U.S. Clients	102.1	133.9	2.6	238.6
Total	$327.5	$298.8	$115.9	$742.2

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020

Net Revenues, GAAP basis	$1,092,832	$1,076,822	$1,007,266	$1,062,892	$900,038	$871,449
Exclude:
Distribution-related adjustments:
Distribution revenues	(170,612)	(155,538)	(147,600)	(143,131)	(135,693)	(120,099)
Investment advisory services fees	(25,530)	(20,459)	(22,553)	(19,722)	(20,120)	(12,202)
Pass through adjustments:
Investment advisory services fees	(4,017)	(4,403)	(4,196)	(3,999)	(3,888)	(3,331)
Other revenues	(9,359)	(8,229)	(10,531)	(10,187)	(9,344)	(10,195)
Impact of consolidated company-sponsored investment funds	968	(4,286)	(311)	(864)	(765)	(21,552)
Long-term incentive compensation-related investment (gains)	(619)	(2,201)	(2,012)	(4,270)	(3,140)	(5,257)
Long-term incentive compensation-related dividends and interest	(65)	(71)	(85)	(918)	(91)	(88)
Adjusted Net Revenues	$883,598	$881,635	$819,978	$879,801	$726,997	$698,725

Operating Income, GAAP basis	$279,650	$283,623	$260,584	$302,420	$217,146	$209,647
Exclude:
Real estate	(985)	(985)	(985)	(985)	(985)	5,188
Long-term incentive compensation-related items	220	(91)	6	(337)	(416)	104
EQH award compensation	540	17	142	205	205	209
Acquisition-related expenses	217	180	22	1,614	356	805
Contingent payment arrangements	—	—	—	(1,366)	—	—
Sub-total of non-GAAP adjustments	(8)	(879)	(815)	(869)	(840)	6,306
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(1,074)	3,573	(292)	381	81	20,940
Adjusted Operating Income	$280,716	$279,171	$260,061	$301,170	$216,225	$195,013
Operating Margin, GAAP basis excl. non-controlling interests	25.7%	26.0%	25.9%	28.4%	24.1%	21.7%
Adjusted Operating Margin	31.8%	31.7%	31.7%	34.2%	29.7%	27.9%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Net Income - Diluted, GAAP basis	$88,678	$90,925	$81,105	$93,221	$67,013	$56,929
Impact on net income of AB non-GAAP adjustments	(23)	(248)	(289)	(282)	(289)	2,533
Adjusted Net Income - Diluted	$88,655	$90,677	$80,816	$92,939	$66,724	$59,462

Diluted Net Income per Holding Unit, GAAP basis	$0.89	$0.91	$0.81	$0.97	$0.70	$0.59
Impact of AB non-GAAP adjustments	—	—	—	—	(0.01)	0.02
Adjusted Diluted Net Income per Holding Unit	$0.89	$0.91	$0.81	$0.97	$0.69	$0.61

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We also adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Lastly, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our senior management's EQH award compensation, as discussed below, (4) acquisition-related expenses, (5) adjustments to contingent payment arrangements, and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Real estate charge (credits) incurred during the fourth quarter of 2019 through the fourth quarter of 2020, while excluded in the period in which the charges (credits) were recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and

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dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other members of AB's senior management for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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